As filed with the Securities and Exchange Commission on March 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Global Crossing Airlines Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-1350261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4200 NW 36th Street Building 5A Miami International Airport Miami, Florida	33166
(Address of Principal Executive Offices)	(Zip Code)

Global Crossing Airlines Group Inc. Amended and Restated 2021 Employee Stock Purchase Plan

(Full title of the plan)

Ryan Goepel

President and Chief Financial Officer

4200 NW 36th Street

Building 5A

Miami International Airport

Miami, Florida

(786) 751-8503

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Martin Schrier Cozen O’Connor 200 South Biscayne Boulevard, Suite 3000 Miami, Florida 33131 (305) 704-5954

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☑

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 22, 2024, at a meeting of the stockholders of Global Crossing Airlines Group Inc. (the “Company”), the Company’s stockholders approved an amendment to the Global Crossing Airlines Group Inc. 2021 Employee Stock Purchase Plan (as amended and restated, the “ESPP”) to increase the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), available for issuance under the ESPP by 3,000,000 shares. The Company is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering these additional 3,000,000 shares of Common Stock authorized for issuance under the ESPP. The Company previously filed a Form S-8 (File No. 333-264742) with the Commission on May 5, 2022 registering 1,000,000 shares of Common Stock under the Employee Purchase Plan (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement related and is filed in accordance with General Instruction E to Form S-8. Accordingly, pursuant to General Instruction E, the Company hereby incorporates by reference herein the contents of the Prior Registration Statement and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the ESPP as required by Rule 428(b)(1).

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025 (File No. 000-56409); and

(b)
The description of Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on March 30, 2022 (File No. 000-56409), including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

(a) The registrant’s latest annual report, and where interests in the plan are being registered, the plan’s latest annual report, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or in the case of the registrant the latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) If the class of securities to be offered is registered under Section l2 of the Exchange Act, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporation By Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Certificate of Incorporation	S-1/A	333-261285	3.1	12/13/21
3.2	Second Amended and Restated Bylaws of Global Crossing Airlines Group Inc.	S-1	333-261285	3.2	11/23/21
5.1*	Opinion of Cozen O’Connor, P.C.
23.1*	Consent of Rosenberg Rich Baker Berman, P.A.
23.2*	Consent of Cozen O’Connor, P.C. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages to this registration statement).
99.1*	Amended and Restated 2021 Employee Stock Purchase Plan
107.1*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.
to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
iv.
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Global Crossing Airlines Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Miami, Florida, on March 26, 2025.

GLOBAL CROSSING AIRLINES GROUP INC.

By: /s/ Ryan Goepel

Name: Ryan Goepel

Title: President and Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ryan Goepel and Chris Jamroz, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Ryan Goepel Ryan Goepel	President and Chief Financial Officer	March 26, 2025

/s/ Chris Jamroz Chris Jamroz	Executive Chairman	March 26, 2025

Signature	Title	Date

/s/ Alan Bird Alan Bird	Director	March 26, 2025

/s/ T. Allan McArtor T. Allan McArtor	Director	March 26, 2025

/s/ Deborah Robinson Deborah Robinson	Director	March 26, 2025

/s/ Cordia Harrington Cordia Harrington	Director	March 26, 2025

/s/ Andrew Axelrod Andrew Axelrod	Director	March 26, 2025